CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

AMERICAN REALTY CAPITAL PROPERTIES, INC.
ANNOUNCES CLOSING OF ADDITIONAL ADVANCE AUTO PROPERTY

NEW YORK, NY, December 13, 2011 — American Realty Capital Properties, Inc., (“ARCP” or the “Company”) (NASDAQ: ARCP) announced that on December 12, 2011, it closed on the acquisition of a free standing, single-tenant commercial building leased to leading automotive aftermarket retailer Advance Auto Parts.  The total purchase price for this property was approximately $1.0 million, exclusive of customary closing costs. This property is the sixth and final property of the Advance Auto Parts portfolio purchased on November 23, 2011.

The property is located in Livonia, Michigan and contains approximately 7,000 square feet with a remaining lease term of approximately 9.3 years.  Current annualized rent is approximately $84,100, or approximately $12.01 per square foot.  The purchase price equates to approximately $138.24 per square foot or a capitalization rate on current annualized rent of approximately 8.7%.

In aggregate, the Advance Auto Parts portfolio is comprised of six retail auto parts stores located in Michigan totaling approximately 42,000 square feet with a weighted average remaining term of approximately 8.0 years. Current annualized rents total approximately $457,000, or an average rent of approximately $10.88 per square foot. The purchase price equates to approximately $121.95 per square foot or a capitalization rate on current annualized rent of approximately 8.9%.

The tenant of these properties is Advance Stores Company, Inc., which has an investment grade credit rating, as determined by major credit rating agencies.  The Company funded the acquisition of these properties with proceeds from the recently completed secondary common share offering.

“We are extremely pleased to include this additional Advance Auto Parts property in our portfolio,” commented Nicholas Schorsch, Chairman and Chief Executive Officer of American Realty Capital Properties.  “The Advance Auto Parts properties provide our portfolio with a high quality, credit tenant with strong current income, vintage in-place rents, at valuations significantly below replacement cost.  This acquisition is indicative of the robust buying opportunities available to us.  The additional acquisition increases our total portfolio purchase price to approximately $146.2 million.  Since closing our secondary offering in early November, we have acquired 26 properties. Our total portfolio presently consists of 89 properties leased to five tenants in four industry groups.”

American Realty Capital Properties, Inc. is a publicly-traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants.  Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.
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